Exhibit 10.3
AMENDED AND RESTATED EMPLOYMENT AGREEMENT
     This Amended and Restated Employment Agreement (the “Agreement”) is made by and between WINTRUST FINANCIAL CORPORATION (“Wintrust”), a bank holding company, and Richard B. Murphy, an individual resident in the State of Illinois (“Executive”) as of January 24, 2008.
WITNESSETH THAT:
     WHEREAS, Wintrust is a bank holding company;
     WHEREAS, Executive has particular expertise and knowledge concerning the business of Wintrust and its operations and is a valued member of Wintrust’s senior management;
     WHEREAS, by virtue of Executive’s employment with Wintrust, Executive will become acquainted with certain confidential information regarding the services, customers, methods of doing business, strategic plans, marketing, and other aspects of the business of Wintrust or its Affiliates; and
     WHEREAS, Wintrust and Executive desire to set forth in this Agreement the terms, conditions and obligations of the parties with respect to such employment effective as of the date first written above (the “Effective Date”) and this Agreement is intended by the parties to supersede all previous agreements and understanding, whether written or oral, concerning such employment.
     NOW THEREFORE, in consideration of the covenants and agreements contained herein, of Executive’s employment, of the compensation to be paid by Wintrust for Executive’s services, and of Wintrust’s other undertakings in this Agreement, the parties hereto do hereby agree as follows:
     1. Scope of Employment. Executive will be employed as Executive Vice President and Chief Credit Officer of Wintrust and shall perform such duties as may be assigned to Executive by the Chief Executive Officer and/or the Chief Operating Officer and/or the Board of Directors of Wintrust in such position. Executive agrees that during Executive’s employment Executive will be subject to and abide by the written policies and practices of Wintrust. Subject to Sections 9(e) and 9(f) Executive also agrees to assume such new or additional positions and responsibilities as Executive may from time to time be assigned for or on behalf of Wintrust or any Affiliate of Wintrust. Notwithstanding the foregoing, during the Term (as defined in Section 8 herein) of this Agreement, Executive will not be required without Executive’s consent to move Executive’s principal business location to another location more than a 35 mile radius from Executive’s principal business location. For purposes of this Agreement, the term “Affiliate” shall include but not be limited to the entities listed in Exhibit A to this Agreement and any subsidiary of any of such entities and shall further include any present or future affiliate of any of them as defined by the rules and regulations of the Federal Reserve Board. In the event Executive shall perform services for any Affiliate in addition to serving as Executive Vice President and Chief Credit Officer of Wintrust, the provisions of this Agreement shall also apply to the performance of such services by Executive on behalf of the Affiliate.
     2. Compensation and Benefits. Executive will be paid such base salary as may from time to time be agreed upon between Executive and Wintrust. Executive will be entitled to coverage under such compensation plans, insurance plans and other fringe benefit plans and programs as may from time to time be established for employees of Wintrust in accordance with the terms and conditions of such plans and programs. Executive shall also be eligible to participate in the Wintrust 1997 Stock Incentive Plan or any successor Plan thereto.
     3. Extent of Service. Executive shall devote Executive’s entire time, attention and energies to the business of Wintrust during the Term of this Agreement; but this shall not be construed as preventing Executive from: (a) investing Executive’s personal assets in such form or manner as will not require any services on the part of Executive in the operation or the affairs of the corporations, partnerships and other entities in which such investments are made and in which Executive’s participation is solely that of an investor (subject to any and all rules and regulations of applicable banking regulators or policies of Wintrust governing transactions with affiliates and ownership interests in customers); (b) engaging (whether or not during normal business hours) in any other professional, civic or philanthropic activities provided that Executive’s engagement does not result in a violation of Executive’s covenants under this Section or Sections 4 and 5 hereof; or (c) accepting appointments to the boards of directors of other companies provided that the Board of Directors of Wintrust approves of such appointments and Executive’s performance of Executive’s duties on such boards does not result in a violation of Executive’s covenants under this Section or Sections 4 or 5 hereof.
     4. Competition. Other than in connection with Executive’s performance of Executive’s duties hereunder, during the period in which Executive performs services for Wintrust and for a period of three years after termination of Executive’s employment with Wintrust, regardless of the reason, Executive shall not directly or indirectly, either alone or in conjunction with any other person, firm, association, company or corporation:
          (a) serve as a principal, owner, senior manager, or in a position comparable to that held by Executive at any time during Executive’s employment with Wintrust, for a bank or other financial institution (or any branch or affiliate thereof) which offers to its customers any of the services provided by Wintrust or its Affiliates and which operates in the Market Area of Wintrust or any Affiliate;
          (b) solicit or conduct business which involves any of the services provided by Wintrust or its Affiliates from or with any person, corporation or other entity which was (i) a customer of Wintrust or any Affiliate with whom Executive had direct or indirect contact while employed by Wintrust or about whom Executive obtained Confidential Information during the fifteen months prior to the termination of Executive’s employment with Wintrust, or (ii) a potential customer with whom Wintrust or any Affiliate has, at the time of Executive’s termination of employment with Wintrust, an outstanding oral or written proposal to provide any of the services provided by Wintrust or its Affiliates and with whom Executive had direct or indirect contact while employed by Wintrust;
          (c) request, advise or directly or indirectly invite any of the existing customers, suppliers or service providers of Wintrust or any Affiliate to withdraw, curtail or cancel its business with Wintrust or any Affiliate (other than through mass mailings or general advertisements not specifically directed at customers of Wintrust or any Affiliate);
          (d) hire, solicit, induce or attempt to solicit or induce any employee, consultant, or agent of Wintrust or any Affiliate (i) to terminate his employment or association with Wintrust or any Affiliate or (ii) to become employed by or to serve in any capacity by a bank or other financial institution which operates or is planned to operate in the Market Area of Wintrust or of any Affiliate; or
          (e) in any way participate in planning or opening a bank or other financial institution which operates or is intended to operate in the Market Area of Wintrust or of any Affiliate.
     For the purposes of this Agreement, the Market Area of Wintrust or of an Affiliate shall be the area within a ten (10) mile radius of the principal office and branches of Wintrust or of any Affiliate.
     Notwithstanding the foregoing, Executive shall not be prevented from: (i) investing or owning shares of stock of any corporation engaged in any business provided that such shares are regularly traded on a national securities exchange or in any over-the-counter market; (ii) retaining any shares of stock in any corporation which Executive owned prior to the date of Executive’s employment with Wintrust (subject to any and all rules and regulations of applicable banking regulators or policies of Wintrust governing transactions with affiliates and ownership interests in customers); or (iii) investing as a limited partner (without decision-making authority) in any private equity fund, provided that Executive’s involvement in such investment is solely that of a passive investor (subject to any and all rules and regulations of applicable banking regulators or policies of the Employer governing transactions with affiliates and ownership interests in customers).
     5. Confidential Information. Executive acknowledges that, during Executive’s employment with Wintrust, Executive has and will obtain access to Confidential Information of and for Wintrust or its Affiliates. For purposes of this Agreement, “Confidential Information” shall mean information not generally known or available without restriction to the trade or industry, including, without limitation, the following categories of information and documentation: (a) documentation and information relating to lending customers of Wintrust or any Affiliate, including, but not limited to, lists of lending clients with their addresses and account numbers, credit analysis reports and other credit files, outstanding loan amounts, repayment dates and instructions, information regarding the use of the loan proceeds, and loan maturity and renewal dates; (b) documentation and information relating to depositors of Wintrust or any Affiliate, including, but not limited to, lists of depositors with their addresses and account numbers, amounts held on deposit, types of depository products used and the number of accounts per customer; (c) documentation and information relating to trust customers of Wintrust or any Affiliate, including, but not limited to, lists of trust customers with their addresses and account numbers, trust investment management contracts, identity of investment managers, trust corpus amounts, and grantor and beneficiary information; (d) documentation and information relating to investment management clients of Wintrust or any Affiliate, including, but not limited to, lists of investors with their addresses, account numbers and beneficiary information, investment management contracts, amount of assets held for management, and the nature of the investment products used; (e) the identity of actual or potential customers of Wintrust or any Affiliate, including lists of the same; (f) the identity of suppliers and service providers of Wintrust or any Affiliate, including lists of the same and the material terms of any supply or service contracts; (g) marketing materials and information regarding the products and services offered by Wintrust or any Affiliate and the nature and scope of use of such marketing materials and product information; (h) policy and procedure manuals and other materials used by Wintrust or any Affiliate in the training and development of its employees; (i) identity and contents of all computer systems, programs and software utilized by Wintrust or any Affiliate to conduct its operations and manuals or other instructions for their use; (j) minutes or other summaries of Board of Directors or other department or committee meetings held by Wintrust or any Affiliate; (k) the business and strategic growth plans of Wintrust or any Affiliate; and (l) confidential communication materials provided for shareholders of Wintrust or of any Affiliate. Absent prior authorization by Wintrust or as required in Executive’s duties for Wintrust, Executive will not at any time, directly or indirectly, use, permit the use of, disclose or permit the disclosure to any third party of any such Confidential Information to which Executive will be provided access. These obligations apply both during Executive’s employment with Wintrust and shall continue beyond the termination of Executive’s employment and this Agreement.
     6. Inventions. All discoveries, designs, improvements, ideas, and inventions, whether patentable or not, relating to (or suggested by or resulting from) products, services, or other technology of Wintrust or any Affiliate or relating to (or suggested by or resulting from) methods or processes used or usable in connection with the business of Wintrust or any Affiliate that may be conceived, developed, or made by Executive during employment with Wintrust (hereinafter “Inventions”), either solely or jointly with others, shall automatically become the sole property of Wintrust or an Affiliate. Executive shall immediately disclose to Wintrust all such Inventions and shall, without additional compensation, execute all assignments and other documents deemed necessary to perfect the property rights of Wintrust or any Affiliate therein. These obligations shall continue beyond the termination of Executive’s employment with respect to Inventions conceived, developed, or made by Executive during employment with Wintrust. The provisions of this Section 6 shall not apply to any Invention for which no equipment, supplies, facility, or trade secret information of Wintrust or any Affiliate is used by Executive and which is developed entirely on Executive’s own time, unless (a) such Invention relates (i) to the business of Wintrust or an Affiliate or (ii) to the actual or demonstrably anticipated research or development of Wintrust or an Affiliate, or (b) such Invention results from work performed by Executive for Wintrust.
     7. Remedies. Executive acknowledges that the compliance with the terms of this Agreement is necessary to protect the Confidential Information and goodwill of Wintrust and its Affiliates and that any breach by Executive of this Agreement will cause continuing and irreparable injury to Wintrust and its Affiliates for which money damages would not be an adequate remedy. Executive acknowledges that Affiliates are and are intended to be third party beneficiaries of this Agreement. Executive acknowledges that Wintrust and any Affiliate shall, in addition to any other rights or remedies they may have, be entitled to injunctive relief for any breach by Executive of any part of this Agreement. This Agreement shall not in any way limit the remedies in law or equity otherwise available to Wintrust and its Affiliates.
     8. Term of Agreement. Unless terminated sooner as provided in Section 9, the initial term of Executive’s employment pursuant to this Agreement (“Initial Term”) shall be three years, commencing on the date of this Agreement. After such Initial Term, this Agreement shall be extended automatically for successive three-year terms, unless either Executive or Wintrust gives contrary written notice not less than 60 days in advance of the expiration of the Initial Term or any succeeding term of this Agreement or unless terminated sooner as provided in Section 9. Notwithstanding the foregoing, if at any time during the Initial Term or any successive three-year term there is a Change in Control of Wintrust (as defined in Section 9(f)), then upon the first occurrence of such a Change in Control, the Initial Term or the successive three-year term of this Agreement (whichever is in effect as of the date of the Change in Control) shall automatically extend for the greater of (a) the amount of time remaining on Executive’s Initial Term of employment if such first occurrence of a Change in Control occurs during the Initial Term or (b) two years from the date of such first occurrence of a Change in Control. In the event that Executive’s Initial Term or successive three-year term is extended due to such a Change in Control, such extension shall further be extended automatically for successive three-year terms, unless either Executive or Wintrust gives contrary written notice not less than 60 days in advance of the expiration of the extension of this Agreement or unless terminated sooner as provided in Section 9. The Initial Term, together with any extension thereof in accordance with this Section 8, shall be referred to herein as the “Term.”
     9. Termination of Employment.
          (a) General Provisions. Executive’s employment may be terminated by Wintrust at any time for any reason, with or without cause, and, except as otherwise provided in this Section 9, any and all of Wintrust’s obligations under this Agreement shall terminate, other than Wintrust’s obligation to pay Executive, within 30 days of Executive’s termination of employment, the full amount of any earned but unpaid base salary and accrued but unpaid vacation pay earned by Executive pursuant to this Agreement through and including the date of termination and to observe the terms and conditions of any plan or benefit arrangement which, by its terms, survives such termination of Executive’s employment. The payments to be made under this Section 9(a) shall be made to Executive, or in the event of Executive’s death, to such beneficiary as Executive may designate in writing to Wintrust for that purpose, or if Executive has not so designated, then to the spouse of Executive, or if none is surviving, then to the estate of Executive. Notwithstanding the foregoing, termination of employment shall not affect the obligations of Executive that, pursuant to the express provisions of this Agreement, continue in effect.
          (b) Termination Due to Death.
               (i) Payment. If Executive should die during the Term of this Agreement, which event shall result in the termination of Executive’s employment, Wintrust shall pay Executive an amount equal to three times (3x) the sum of (A) Executive’s base annual salary in effect at the time of Executive’s death plus (B) an amount equal to any Cash Bonus amounts paid to Executive during the twelve-month period prior to Executive’s death and any Stock Bonus amounts awarded or granted to Executive during the twelve-month period prior to Executive’s death, in a lump sum within 30 days following the date of Executive’s death. For the purposes of this Agreement, “Cash Bonus” shall mean any cash bonus amounts that are included in Executive’s annual bonus plan, as approved in writing by Wintrust’s Board of Directors or the Compensation Committee or any successor committee of Wintrust’s Board of Directors. For the purposes of this Agreement, “Stock Bonus” shall mean any restricted shares that are included in Executive’s annual bonus plan, as approved in writing by Wintrust’s Board of Directors or the Compensation Committee or any successor committee of Wintrust’s Board of Directors. Any bonuses (whether in cash or in the form of restricted shares) that are not included in such annual bonus plan shall not be considered to be Cash Bonus amounts or Stock Bonus awards for purposes of this Agreement. The value of the Stock Bonus amounts shall be determined as of the date they are awarded or granted to Executive.
               (ii) Reduction of Payment Due To Life Insurance Benefits. The amount to be paid to Executive pursuant to this Section 9(b) shall be reduced by the amount of any life insurance benefit payments paid or payable to Executive from policies of insurance maintained and/or paid for by Wintrust; provided that in the event the life insurance benefits exceed the amount to be paid to Executive pursuant to this Section 9(b), Executive shall remain entitled to receive the excess life insurance payments. The Executive will cooperate with Wintrust in order to enable Wintrust to pay for a policy or policies of life insurance on the life of the Executive. To the extent that the Executive is not insurable or a life insurance policy is not reasonably obtainable, then the payments due under this Section 9(b) shall be reduced by 50%.
               (iii) Beneficiary. The payments to be made under this Section 9(b) shall be made to such beneficiary as Executive may designate in writing to Wintrust for this purpose, or if Executive has not so designated, then to the spouse of Executive, or if none is surviving, then to the estate of Executive.

          (c) Termination Due to Permanent Disability.
               (i) Payment. If Executive should suffer a permanent disability during the Term of this Agreement, Wintrust shall have the right to terminate Executive’s employment. In such event, Wintrust shall pay Executive an amount equal to three times (3x) the sum of (A) Executive’s base annual salary in effect at the time of Executive’s permanent disability plus (B) an amount equal to any Cash Bonus amounts paid to Executive during the twelve-month period prior to Executive’s permanent disability and any Stock Bonus amounts awarded or granted to Executive during the twelve-month period prior to Executive’s permanent disability. Such amount shall be paid to Executive ratably over a 36-month period beginning on the first payroll period following such termination and on each payroll period thereafter during the 36-month period. For the purposes of this Agreement, “permanent disability” means any mental or physical illness, disability or incapacity that renders Executive unable to perform Executive’s duties hereunder where (x) such permanent disability has been determined to exist by a physician selected by Wintrust or (y) Wintrust has reasonably determined, based on such physician’s advice, that such disability will continue for 180 days or more within any 365-day period, of which at least 90 days are consecutive. Executive shall cooperate in all respects with Wintrust if a question arises as to whether he has become disabled (including, without limitation, submitting to an examination by a physician or other health care specialist selected by Wintrust and authorizing such physician or other health care specialist to discuss Executive’s condition with Wintrust).
               (ii) Reduction of Payment Due To Long Term Disability Insurance Benefits. The amount to be paid to Executive pursuant to this Section 9(c) shall be reduced by the amount of any long-term disability benefit payments paid or payable to Executive during such payment period from policies of insurance maintained and/or paid for by Wintrust; provided that in the event the long-term disability benefits exceed the amount to be paid to Executive pursuant to this Section 9(c), Executive shall remain entitled to receive the excess long-term disability insurance payments.
               (iii) Reduction of Payment Due To Earned Income. The amount to be paid to Executive under this Section 9(c) shall be reduced by any income earned by Executive, whether paid to Executive immediately or deferred until a later date, during the applicable Severance Pay period from employment of any sort, including without limitation full, part time or temporary employment or work as an independent contractor or as a consultant; provided that, if Executive was a member of the board of directors of another company at the time of Executive’s termination, the amount of Severance Pay under this Section 9(c) shall not be reduced by any income earned by Executive during the applicable Severance Pay period due to Executive’s continued service in such capacity. Notwithstanding the foregoing, Executive’s Severance Pay to be paid under this Section 9(c) shall be not less than an amount to provide Executive with a gross monthly payment of $20,000.00 during the 36-month Severance Pay period. Executive agrees to promptly notify Wintrust if Executive obtains employment of any sort during the applicable Severance Pay period and to provide Wintrust with a copy of any W-2 or 1099 forms or other payroll or income records and a summary of contributions received under any deferred compensation arrangement.

               (iv) Continued Participation In Benefit Plans. In the event of termination due to a permanent disability, from the termination date through the earlier of (A) the date on which Executive becomes eligible for coverage under another group health insurance plan with no pre-existing condition limitation or exclusion or (B) the date on which Executive becomes entitled to benefits under Medicare, Executive (and any qualified dependents) shall be entitled to group health insurance coverage. Such coverage shall be provided, at the option of Wintrust, either: (x) under the Wintrust group health insurance plan for employees (as such plan is then in effect and as it may be amended at any time and from time to time during the period of coverage) in which Executive was participating immediately prior to termination, at Wintrust’s expense, subject to any normal employee contributions, if any; or (y) under an individual health insurance policy having coverage similar to that provided by the Wintrust group health plan for employees (as such plan is then in effect and as it may be amended at any time and from time to time during the period of coverage), at Wintrust’s expense. Executive shall promptly notify Wintrust if Executive becomes eligible for coverage under another group health plan with no pre-existing condition limitation or exclusion or Executive becomes entitled to benefits under Medicare.
          (d) Termination Without Cause.
               (i) Payment. In the event Executive’s employment is terminated without Cause (as such term is defined in Section 9(h) hereof) by Wintrust during the Term of this Agreement, other than upon the expiration of the Term of this Agreement, Wintrust shall pay Severance Pay to Executive in the amount equal to three times (3x) the sum of (A) Executive’s base annual salary in effect at the time of Executive’s termination plus (B) an amount equal to any Cash Bonus amounts paid to Executive during the twelve-month period prior to termination and any Stock Bonus amounts awarded or granted to Executive during the twelve-month period prior to termination. Severance Pay under this Section 9(d) shall be paid to the Executive ratably over a 36-month period beginning on the first payroll period following such termination and on each payroll period thereafter during such Severance Pay period.
               (ii) Reduction of Payment Due To Earned Income. The amount of Severance Pay under this Section 9(d) shall be reduced by any income earned by Executive, whether paid to Executive immediately or deferred until a later date, during the applicable Severance Pay period from employment of any sort, including without limitation full, part time or temporary employment or work as an independent contractor or as a consultant; provided that, if Executive was a member of the board of directors of another company at the time of Executive’s termination, the amount of Severance Pay under this Section 9(d) shall not be reduced by any income earned by Executive during the applicable Severance Pay period due to Executive’s continued service in such capacity. Notwithstanding the foregoing, Executive’s Severance Pay to be paid under this Section 9(d) shall be not less than an amount to provide Executive with a gross monthly payment of $20,000.00 during the 36-month Severance Pay period. Executive agrees to promptly notify Wintrust if Executive obtains employment of any sort during the applicable Severance Pay period and to provide Wintrust with a copy of any W-2 or 1099 forms or other payroll or income records and a summary of contributions received under any deferred compensation arrangement.
               (iii) Company-Paid Health Insurance. In the event of Executive’s termination pursuant to this Section 9(d), from the termination date through the earlier of (A) the date on which Executive becomes eligible for coverage under another group health insurance plan with no pre-existing condition limitation or exclusion or (B) the date on which Executive becomes entitled to benefits under Medicare, Executive (and any qualified dependents) shall be entitled to group health insurance coverage. Such coverage shall be provided, at the option of Wintrust, either: (x) under the Wintrust group health insurance plan for employees (as such plan is then in effect and as it may be amended at any time and from time to time during the period of coverage) in which Executive was participating immediately prior to termination, at Wintrust’s expense, subject to any normal employee contributions, if any; or (y) under an individual health insurance policy having coverage similar to that provided by the Wintrust group health plan for employees (as such plan is then in effect and as it may be amended at any time and from time to time during the period of coverage), at Wintrust’s expense. Executive shall promptly notify Wintrust if Executive becomes eligible for coverage under another group health plan with no pre-existing condition limitation or exclusion or Executive becomes entitled to benefits under Medicare.
          (e) Constructive Termination.
               (i) Payment. If Executive suffers a Constructive Termination during the Term of this Agreement, other than upon the expiration of the Term of this Agreement, Wintrust shall pay Severance Pay to Executive in the amounts and at the times described in Section 9(d) hereof. For the purposes of this Agreement, “Constructive Termination” means (A) the assignment to Executive of any duties substantively inconsistent with Executive’s position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as contemplated by Section 1, or any other diminution in such position, authority, duties or responsibilities (including, without limitation, any diminution occurring solely as a result of Wintrust ceasing to be a publicly traded entity or becoming a wholly owned subsidiary of another entity) or a material reduction by Wintrust in the duties and responsibilities of Executive or (B) a reduction by Wintrust of Executive’s “Adjusted Total Compensation” (as hereinafter defined), to (1) less than seventy-five percent (75%) of the Adjusted Total Compensation of Executive for the twelve-month period ending as of the last day of the month immediately preceding the month in which the Constructive Termination occurs; or (2) less than seventy-five percent (75%) of the Executive’s Adjusted Total Compensation for the twelve-month period ending as of the last day of the month preceding the Effective Date, whichever is greater; provided, however, that the occurrence of any such condition shall not constitute Constructive Termination unless Executive provides notice to Wintrust of the existence of such condition not later than 90 days after the initial existence of such condition, and Wintrust shall have failed to remedy such condition within 30 days after receipt of such notice. A Constructive Termination does not include termination for Cause as defined in Section 9(h), termination without

Cause as defined in Section 9(d), or termination due to a permanent disability as defined in Section 9(c).
               (ii) Reduction of Payment Due To Earned Income. The amount of Severance Pay under this Section 9(e) shall be reduced by any income earned by Executive, whether paid to Executive immediately or deferred until a later date, during such Severance Pay period from employment of any sort, including without limitation full, part time or temporary employment or work as an independent contractor or as a consultant; provided that, if Executive was a member of the board of directors of another company at the time of Executive’s Constructive Termination, the amount of Severance Pay under this Section 9(e) shall not be reduced by any income earned by Executive during the applicable Severance Pay period due to Executive’s continued service in such capacity. Notwithstanding the foregoing, Executive’s Severance Pay to be paid under this Section 9(e) shall be not less than an amount to provide Executive with a gross monthly payment of $ 20,000.00 during the 36-month Severance Pay period. Executive agrees to promptly notify Wintrust if he or she obtains employment of any sort during the applicable Severance Pay period and to provide Wintrust with a copy of any W-2 or 1099 forms or other payroll or income records and a summary of contributions received under any deferred compensation arrangement.
               (iii) Company-Paid Health Insurance. In the event of Executive’s Constructive Termination pursuant to this Section 9(e), from the termination date through the earlier of (A) the date on which Executive becomes eligible for coverage under another group health insurance plan with no pre-existing condition limitation or exclusion, or (B) the date on which Executive becomes entitled to benefits under Medicare, Executive (and any qualified dependents) shall be entitled to group health insurance coverage. Such coverage shall be provided, at the option of Wintrust, either: (x) under the Wintrust group health insurance plan for employees (as such plan is then in effect and as it may be amended at any time and from time to time during the period of coverage) in which Executive was participating immediately prior to termination, at Wintrust’s expense, subject to any normal employee contributions, if any; or (y) under an individual health insurance policy having coverage similar to that provided by the Wintrust group health plan for employees (as such plan is then in effect and as it may be amended at any time and from time to time during the period of coverage), at Wintrust’s expense. Executive shall promptly notify Wintrust if Executive becomes eligible for coverage under another group health plan with no pre-existing condition limitation or exclusion or Executive becomes entitled to benefits under Medicare.

               (iv) Definitions.
                    (A) For the purposes of this Agreement, “Adjusted Total Compensation” means the aggregate base salary earned by the Executive plus the dollar value of all perquisites (i.e. Wintrust provided car, club dues and supplemental life insurance) as estimated by Wintrust in respect of the Executive for the relevant twelve month period. Adjusted Total Compensation shall exclude any Cash Bonus, Stock Bonus, or other bonus payments paid or earned by the Executive. For the purpose of illustration, attached as Exhibit B to this Agreement is the base salary paid and the dollar value of the Executive’s perquisites for the last fiscal year of Wintrust.
                    (B) For the purposes of this Section 9(e), the Executive will not be deemed to have incurred a reduction by Wintrust of Executive’s Adjusted Total Compensation if there is a general reduction in base salaries and/or perquisites applicable to the President, Chief Executive Officer and all Executive and Senior Vice Presidents of Wintrust.
          (f) Termination Upon Change In Control.
               (i) Payment. In the event that within eighteen months after a Change in Control of Wintrust (as defined below) (A) Executive’s employment is terminated without Cause (as such term is defined in Section 9(h) hereof) prior to the expiration of the Term of this Agreement, or (B) Executive suffers a Constructive Termination prior to the expiration of the Term of this Agreement, Wintrust (or the successor thereto) shall pay Severance Pay to Executive in the amount that is equivalent to the amount described in Section 9(d) hereof in a lump sum within thirty (30) days following the date of Executive’s termination or Constructive Termination; provided, however, that if such Change in Control is not a “change in control event,” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), then such Severance Pay shall be paid ratably over a 36-month period beginning on the first payroll period following such termination and on each payroll period thereafter during such Severance Pay period.
               (ii) Change In Control. For the purposes of this Agreement, a “Change in Control” shall have the same meaning as provided in Section 12(b) of the Wintrust 1997 Stock Incentive Plan.
               (iii) Gross-Up Payment. If it is determined that any amount, right or benefit paid or payable (or otherwise provided or to be provided) to the Executive by Wintrust or any of its affiliates under this Agreement or any other plan, program or arrangement under which Executive participates or is a party, other than amounts payable under this Section 9(f)(iii) (collectively, the “Payments”), would constitute an “excess parachute payment” within the meaning of Section 280G of the Internal Revenue Code, subject to the excise tax imposed by Section 4999 of the Code, or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest and penalties, are collectively referred to as the “Excise Tax”), then Executive shall be entitled to receive an additional cash payment (a “Gross-Up

Payment”) within 30 days of such determination equal to an amount such that after payment by Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including any Excise Tax, imposed upon the Gross-Up Payment, Executive would retain an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the total Payments. All determinations required to be made under this Section 9(f)(iii), including whether and when a Gross-Up Payment is required, the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by Wintrust’s independent auditor. The auditor shall promptly provide detailed supporting calculations to both Wintrust and Executive following any determination that a Gross-Up Payment is necessary. All fees and expenses of the auditor shall be paid by Wintrust. If no determination by Wintrust’s auditors is made prior to the time a tax return reflecting the total Payments is required to be filed by Executive, Executive will be entitled to receive a Gross-Up Payment calculated on the basis of the total Payments reported by Executive in such tax return, within 30 days of the filing of such tax return. All determinations made by such auditor shall be binding upon Wintrust and Executive. In all events, if any tax authority determines that a greater Excise Tax should be imposed upon the total Payments than is determined by Wintrust’s independent auditors or reflected in Executive’s tax return pursuant to this Section, Executive shall be entitled to receive the full Gross-Up Payment calculated on the basis of the amount of Excise Tax determined to be payable by such tax authority from Wintrust within 30 days of such determination. In the event that any tax authority determines that a lesser Excise Tax should be imposed on the total Payments than is determined by Wintrust’s independent auditors or reflected in Executive’s tax return pursuant to this Section, and Wintrust paid a Gross-Up Payment to the Executive in excess of the amount of the Gross-Up Payment to which he is actually entitled hereunder, then such excess shall be reimbursed by the Executive to Wintrust within 30 days of such determination.
               (iv) Company-Paid Health Insurance. In the event Executive becomes entitled to payments under this Section 9(f), from the termination date through the earlier of (A) the date on which Executive becomes eligible for coverage under another group health insurance plan with no pre-existing condition limitation or exclusion, or (B) the date on which Executive becomes entitled to benefits under Medicare, Executive (and any qualified dependents) shall be entitled to group health insurance coverage. Such coverage shall be provided, at the option of Wintrust, either: (x) under the Wintrust group health insurance plan for employees (as such plan is then in effect and as it may be amended at any time and from time to time during the period of coverage) in which Executive was participating immediately prior to termination, at Wintrust’s expense, subject to any normal employee contributions, if any; or (y) under an individual health insurance policy having coverage similar to that provided by the Wintrust group health plan for employees (as such plan is then in effect and as it may be amended at any time and from time to time during the period of coverage), at Wintrust’s expense. Executive shall promptly notify Wintrust if, prior to the expiration of the maximum period of COBRA coverage, Executive becomes eligible for coverage under another group health plan with no pre-existing condition limitation or exclusion or Executive becomes entitled to benefits under Medicare.

               (v) Definitions. For the purposes of this Section 9(f), the term “Constructive Termination” shall have the same meaning as such term is defined in Section 9(e) with the following modifications:
                    (A) A Constructive Termination shall be deemed to have occurred if after a Change in Control, the Executive’s Adjusted Total Compensation is reduced to less than (1) 100% of the Adjusted Total Compensation of Executive for the twelve-month period ending as of the last day of the month immediately preceding the month in which the Constructive Termination occurs or (2) 100% percent of the Executive’s Adjusted Total Compensation for the twelve-month period ending as of the last day of the month preceding the Effective Date, whichever is greater.
                    (B) A Constructive Termination shall also be deemed to have occurred if after a Change in Control, Wintrust (or the successor thereto) delivers written notice to Executive that it will continue to employ Executive but will reject this Agreement (other than due to the expiration of the Term of this Agreement).
                    (C) Subsection 9(e)(iv)(B) shall not be applicable to a Constructive Termination following a Change in Control.
          (g) Voluntary Termination. Executive may voluntarily terminate employment during the Term of this Agreement by a delivery to Wintrust of a written notice at least 60 days in advance of the termination date. If Executive voluntarily terminates employment prior to the expiration of the Term of this Agreement, any and all of Wintrust’s obligations under this Agreement shall terminate immediately except for Wintrust’s obligations contained in Section 9(a) hereof. Notwithstanding the foregoing, termination of employment shall not affect the obligations of Executive that, pursuant to the express provisions of this Agreement, continue in effect.
          (h) Termination For Cause. If Executive is terminated for Cause as determined by the written resolution of Wintrust’s Board of Directors or the Compensation Committee or any successor committee of the Wintrust Board of Directors, all obligations of Wintrust shall terminate immediately except for Wintrust’s obligations described in Section 9(a) hereof. Notwithstanding the foregoing, termination of employment shall not affect the obligations of Executive that, pursuant to the express provisions of this Agreement, continue in effect. For purposes of this Agreement, termination for “Cause” means:
               (i) Executive’s failure or refusal, after written notice thereof and after reasonable opportunity to cure, to perform specific directives approved by a majority of the Wintrust Board of Directors which are consistent with the scope and nature of Executive’s duties and responsibilities as provided in Section 1 of this Agreement;
               (ii) Habitual drunkenness or illegal use of drugs which interferes with the performance of Executive’s duties and obligations under this Agreement;

               (iii) Executive’s conviction of a felony;
               (iv) Any defalcation or acts of gross or willful misconduct of Executive resulting in or potentially resulting in economic loss to Wintrust or substantial damage to Wintrust’s reputation;
               (v) Any breach of Executive’s covenants contained in Sections 4 through 6 hereof;
               (vi) A written order requiring the termination of Executive from Executive’s position with Wintrust or any Affiliate for which Executive is also providing services by any regulatory agency or body; or
               (vii) Executive’s engagement, during the performance of Executive’s duties hereunder, in acts or omissions constituting fraud, intentional breach of fiduciary obligation, intentional wrongdoing or malfeasance, or intentional and material violation of applicable banking laws, rules, or regulations.
          (i) Executive’s right to receive Severance Pay per Sections 9(c) through 9(f) hereof is contingent upon (i) Executive having executed and delivered to Wintrust a release in such form as provided by Wintrust and (ii) Executive not violating any of Executive’s on-going obligations under this Agreement.
          (j) The payment of Severance Pay to Executive pursuant to Sections 9(c) through 9(f) hereof shall be liquidated damages for and in full satisfaction of any and all claims Executive may have relating to or arising out of Executive’s employment and termination of employment by Wintrust, any and all claims Executive may have relating to or arising out of this Agreement and the termination thereof and any and all claims Executive may have arising under any statute, ordinance or regulation or under common law. Executive expressly acknowledges and agrees that, except for whatever claim Executive may have to Severance Pay, Executive shall not have any claim for damages or other relief of any sort relating to or arising out of Executive’s employment or termination of employment by Wintrust or relating to or arising out of this Agreement and the termination thereof.
          (k) Upon termination of employment with Wintrust for any reason, Executive shall promptly deliver to Wintrust all writings, records, data, memoranda, contracts, orders, sales literature, price lists, client lists, data processing materials, and other documents, whether or not obtained from Wintrust or any Affiliate, which pertain to or were used by Executive in connection with Executive’s employment by Wintrust or which pertain to any Affiliate, including, but not limited to, Confidential Information, as well as any automobiles, computers or other equipment which were purchased or leased by Wintrust for Executive.
     10. Resolution of Disputes. Except as otherwise provided herein, any disputes arising under or in connection with this Agreement or in any way arising out of, relating to or associated with the Executive’s employment with Wintrust or the termination of such employment (“Claims”), that Executive may have against Wintrust or against its Affiliates, officers, directors, employees or agents in their capacity as such or otherwise, or that Wintrust may have against Executive, shall be resolved by binding arbitration, to be held in Chicago, Illinois, in accordance with the rules and procedures of the National Rules for the Resolution of Employment Disputes of the American Arbitration Association (the “AAA”) and the parties hereby agree to expedite such arbitration proceedings to the extent permitted by the AAA. Judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. The Claims covered by this Agreement include, but are not limited to: claims for wages or other compensation due; claims for breach of any contract or covenant, express or implied; tort claims; claims for discrimination, including but not limited to discrimination based on race, sex, sexual orientation, religion, national origin, age, marital status, handicap, disability or medical condition or harassment on any of the foregoing bases; claims for benefits, except as excluded in the following paragraph; and claims for violation of any federal, state or other governmental constitution, statute, ordinance, regulation, or public policy. The Claims covered by this Agreement do not include claims for workers’ compensation benefits or compensation; claims for unemployment compensation benefits; claims based upon an employee pension or benefit plan, the terms of which contain an arbitration or other non-judicial resolution procedure, in which case the provisions of such plan shall apply; and claims made by either Wintrust or the Executive for injunctive and/or other equitable relief regarding the covenants set forth in Sections 3, 4, 5 and 6 of this Agreement. Each party shall initially bear their own costs of the arbitration or litigation, except that, if Wintrust is found to have violated any material terms of this Agreement, Wintrust shall reimburse Executive for the entire amount of reasonable attorneys’ fees incurred by Executive as a result of the dispute hereunder in addition to the payment of any damages awarded to Executive.
     11. General Provisions.
          (a) All provisions of this Agreement are intended to be interpreted and construed in a manner to make such provisions valid, legal, and enforceable. To the extent that any Section of this Agreement or any word, phrase, clause, or sentence hereof shall be deemed by any court to be illegal or unenforceable, such word, clause, phrase, sentence, or Section shall be deemed modified, restricted, or omitted to the extent necessary to make this Agreement enforceable. Without limiting the generality of the foregoing, if the scope of any covenant in this Agreement is too broad to permit enforcement to its full extent, such covenant shall be enforced to the maximum extent provided by law; and Executive agrees that such scope may be judicially modified accordingly.
          (b) This Agreement may be assigned by Wintrust. This Agreement and the covenants set forth herein shall inure to the benefit of and shall be binding upon the successors and assigns of Wintrust.
          (c) This Agreement may not be assigned by Executive, but shall be binding upon Executive’s executors, administrators, heirs, and legal representatives.

          (d) No waiver by either party of any breach by the other party of any of the obligations, covenants, or representations under this Agreement shall constitute a waiver of any prior or subsequent breach.
          (e) Where in this Agreement the masculine gender is used, it shall include the feminine if the sense so requires.
          (f) Wintrust may withhold from any payment that it is required to make under this Agreement amounts sufficient to satisfy applicable withholding requirements under any federal, state, or local law.
          (g) This instrument constitutes the entire agreement of the parties with respect to its subject matter. This Agreement may not be changed or amended orally but only by an agreement in writing, signed by the party against whom enforcement of any waiver, change, modification, extension, or discharge is sought. Any other understandings and agreements, oral or written, respecting the subject matter hereof are hereby superseded and canceled.
          (h) The provisions of Sections 4, 5, 6, 7, 9(i), 9(j), 10, 11, and 12 of this Agreement shall survive the termination of Executive’s employment with Wintrust and the expiration or termination of this Agreement.
     12. Governing Law. The parties agree that this Agreement shall be construed and governed by the laws of the State of Illinois, excepting its conflict of laws principles. Further, the parties acknowledge and specifically agree to the jurisdiction of the courts of the State of Illinois in the event of any dispute regarding Sections 3, 4, 5, or 6 of this Agreement.
     13. Section 409A. This Agreement shall be interpreted and construed in a manner that avoids the imposition of additional taxes and penalties under Section 409A of the Code (“409A Penalties”). In the event the terms of this Agreement would subject Executive to 409A Penalties, Wintrust and Executive shall cooperate diligently to amend the terms of the Agreement to avoid such 409A Penalties, to the extent possible. The payments to Executive pursuant to Section 9 of this Agreement are intended to be exempt from Section 409A of the Code to the maximum extent possible, under either the separation pay exemption pursuant to Treasury regulation §1.409A-1(b)(9)(iii) or as a short-term deferral pursuant to Treasury regulation §1.409A-1(b)(4), and for purposes of the separation pay exemption, each installment paid to Executive under Section 9 shall be considered a separate payment. Notwithstanding any other provision in this Agreement, if on the date of Executive’s separation from service, within the meaning of Section 409A of the Code (the “Separation Date”), (i) Wintrust is a publicly traded corporation and (ii) Executive is a “specified employee,” as defined in Section 409A of the Code, then to the extent any amount payable under this Agreement constitutes the payment of nonqualified deferred compensation, within the meaning of Section 409A of the Code, that under the terms of this Agreement would be payable prior to the six-month anniversary of the Separation Date, such payment shall be delayed until the earlier to occur of (A) the six-

month anniversary of the Separation Date or (B) the date of Executive’s death. For purposes of determining the timing of payments to Executive pursuant to Section 9, all references to Executive’s termination of employment shall mean the Separation Date.
     14. Notice of Termination. Subject to the provisions of Section 8, in the event that Wintrust desires to terminate the employment of the Executive during the Term of this Agreement, Wintrust shall deliver to Executive a written notice of termination, stating whether the termination constitutes a termination in accordance with Section 9(c), 9(d), 9(e), 9(f), or 9(h). In the event that Executive determines in good faith that Executive has experienced a Constructive Termination, Executive shall deliver to Wintrust a written notice stating the circumstances that constitute such Constructive Termination. In the event that the Executive desires to effect a voluntary termination of Executive’s employment in accordance with Section 9(g), Executive shall deliver a written notice of such voluntary termination to Wintrust.
     IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date written opposite their signatures.

WINTRUST FINANCIAL CORPORATION		RICHARD B. MURPHY

By:	/s/ David A. Dykstra	/s/ Richard B. Murphy

Its: Senior EVP and Chief Operating Officer		Dated: January 24, 2008

Dated: January 24, 2008

Exhibit 10.3
EXHIBIT A
Advantage National Bank
Barrington Bank & Trust Company, N.A.
Beverly Bank & Trust Company, N.A.
Crystal Lake Bank & Trust Company, N.A.
First Insurance Funding Corporation
Focused Investments LLC
Hinsdale Bank & Trust Company
Hinsbrook Bank & Trust Company
Lake Forest Bank & Trust Company
Libertyville Bank & Trust Company
North Shore Community Bank & Trust Company
Northbrook Bank & Trust Company
Old Plank Trail Community Bank, N.A.
St. Charles Bank & Trust Company
State Bank of the Lakes
Town Bank (Wisconsin)
Tricom, Inc. of Milwaukee
Village Bank & Trust-Arlington Heights
Wayne Hummer Asset Management Company
Wayne Hummer Investments, LLC
Wayne Hummer Trust Company, N.A.
Wheaton Bank & Trust Company
Wintrust Information Technology Services Company

EXHIBIT B